Exhibit 10.19

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is entered into as of September 11, 2025, by and between (a) WESTERN ALLIANCE BANK, an Arizona corporation (“Western Alliance Bank”), in its capacity as administrative agent and collateral agent for the Lenders (“Agent”), (b) Western Alliance Bank, as a Lender, an Issuing Lender and the Swingline Lender, and (c) ONCE UPON A FARM, PBC, a Delaware public benefit corporation (“Borrower”).

RECITALS

A. The parties hereto have entered into that certain Credit Agreement dated as of June 27, 2025 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”). Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

B. Borrower has requested that Agent and Lenders amend certain provisions in the Loan Agreement. Agent and Lenders have agreed to so amend the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Loan Agreement.

2. Amendments. On the First Amendment Effective Date:

2.1 Section 1.1 (Defined Terms). The following terms and their respective definitions are added or amended and restated in Section 1.1 of the Loan Agreement, as appropriate, to read as follows:

“Benchmark”: initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.26(a).

“First Amendment Agreement”: that certain First Amendment to Credit Agreement, dated as of September 11, 2025, by and among the parties hereto.

“First Amendment Effective Date”: as defined in the First Amendment Agreement.

“Net Orderly Liquidation Value”: the net orderly liquidation value of Borrower’s Eligible Inventory, as determined by a valuation firm satisfactory to the Administrative Agent, and reset after each Inventory Appraisal.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder). The amount of the Total Revolving Commitments is Forty-Five Million Dollars ($45,000,000) as of the Closing Date, and from and after the First Amendment Effective Date shall be Sixty-Five Million Dollars ($65,000,000). Each of the L/C Commitment, the Cash Management Sublimit, the Foreign Exchange Sublimit, and the Swingline Commitment are each sublimits of the Total Revolving Commitments.

“Tranche 2 Milestone Date”: the first date on which the Company has provided evidence to the Administrative Agent, satisfactory to the Administrative Agent in its Permitted Discretion, on or prior to March 31, 2026, that each of the following conditions have been satisfied: (a) no Default or Event of Default is continuing or would arise from the occurrence of the Tranche 2 Milestone Date; (b) the Company has received, on or after the Closing Date, no less than Fifty Million Dollars ($50,000,000) in unrestricted (including, not subject to any redemption, claw back, escrow or similar encumbrance or restriction) Net Cash Proceeds (excluding proceeds raised pursuant to the conversion of convertible notes issued by the Company prior to the Closing Date) from (i) the sale of the Company’s Capital Stock in a bona-fide equity financing round to investors, and/or (ii) Subordinated Indebtedness entered into on or after the Closing Date, in each case, on terms and conditions reasonably acceptable to the Administrative Agent; and (c) the Administrative Agent (acting on the instructions of each Lender, each acting in its sole and absolute discretion) has provided its prior written approval to the occurrence of the Tranche 2 Milestone Date, including, for the avoidance of doubt, confirmation that each Lender has received final written credit approval to increase the Delayed Draw Term Loan Commitment by its Delayed Draw Term Loan Percentage of the Tranche 2 Delayed Draw Term Loan Commitment.”

2.2 Section 1.1 (Defined Terms). The following defined terms and their respective definitions are deleted from Section 1.1 and the balance of the Loan Agreement in their entirety: “Election Period”, “Increase Effective Date”, “Incremental Revolving Commitment”, and “MFN Protection”.

2.3 Section 2.2(b) (Procedure for Delayed Draw Term Loan Borrowing). Subsection (b) of Section 2.2 of the Loan Agreement is amended and restated in its entirety to read as follows:

“(b) Each borrowing of a Tranche 2 Delayed Draw Term Loan shall be (i) in a principal amount of Five Million Dollars ($5,000,000) or a whole multiple thereof (or, if less, the aggregate undrawn amount available under the Tranche 2 Delayed Draw Term Loan Commitment); and (ii) conditioned on the prior written approval by the Administrative Agent (acting on the instructions of each Lender, each acting in its sole and absolute discretion);”

2.4 Section 2.27 (Incremental Loans). Section 2.27 of the Loan Agreement is deleted in its entirety.

2.5 Section 5.2 (Conditions to Each Extension of Credit). A new subsection (f) is added to Section 5.2 of the Loan Agreement as follows:

“(f) Tranche 2 Delayed Draw Term Loan. With respect to any Tranche 2 Delayed Draw Term Loan, the Administrative Agent (acting on the instructions of each Lender, each acting in its sole and absolute discretion) has provided its prior written approval to the drawdown of such Tranche 2 Delayed Draw Term Loan.”

2.6 Schedule 1.1 (Commitments and Aggregate Exposure Percentages). Schedule 1.1 to the Loan Agreement is replaced with Schedule 1.1 attached hereto.

3. Limitation of Agreement.

3.1 This Agreement is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Agent or Lenders may now have or may have in the future under or in connection with any Loan Document.

3.2 This Agreement shall be construed in connection with and as part of the Loan Documents, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Agent and Lenders to enter into this Agreement, Borrower hereby represents and warrants to Agent and Lenders as follows:

4.1 Immediately after giving effect to this Agreement (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Default or Event of Default has occurred and is continuing. Borrower understands and agrees that in modifying the existing Obligations, Agent and Lenders are relying upon Borrower’s representations, warranties, and agreements, as set forth in the Loan Documents;

4.2 Borrower has the power and authority to execute and deliver this Agreement and to perform its obligations under the Loan Agreement, as amended by this Agreement;

4.3 The most recent copies of the organizational documents of Borrower delivered to Agent on or prior to the date hereof remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, have been duly authorized by all necessary action on the part of Borrower; and

4.5 The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower.

4.6 The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; an

4.7 This Agreement has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Ratification of Intellectual Property Security Agreement. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of each Intellectual Property Security Agreement dated as of the Closing Date, and acknowledges, confirms and agrees that said Intellectual Property Security Agreement (a) contains an accurate and complete listing of all Intellectual Property that constitutes a portion of the Collateral, and (b) shall remain in full force and effect.

6. Ratification of Collateral Information Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in the Collateral Information Certificate and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Agent in the Collateral Information Certificate have not changed as of the date hereof.

7. Prior Agreement. The Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Agent, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations. This Agreement is not a novation and the terms and conditions of this Agreement shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Agreement and the terms of such documents, the terms of this Agreement shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

8. Integration. Except as expressly modified pursuant to this Agreement, the terms of the Loan Documents remain unchanged and in full force and effect. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

9. Conditions to Effectiveness. The parties hereto agree that the obligations of Agent and Lenders herein shall be effective upon the satisfaction of each of the following conditions precedent, each in form and substance satisfactory to Agent in its sole discretion (the date of this satisfaction of such conditions precedent referred to herein as the “First Amendment Effective Date”): (a) the due execution and delivery to Agent of (i) this Agreement by each party hereto, and (ii) an Acknowledgement and Reaffirmation of Subordination Agreement by each holder of Subordinated Indebtedness; (b) a good standing certificate of Borrower, certified by the Secretary of State of Delaware, dated as of no earlier than thirty (30) days prior to the date hereof; and (c) Borrower’s payment of Agent’s legal fees and expenses incurred in connection with this Agreement.

10. Miscellaneous.

10.1 This Agreement shall constitute a Loan Document under the Loan Agreement; the failure to comply with the covenants contained herein shall constitute an Event of Default under the Loan Agreement; and all obligations included in this Agreement (including, without limitation, all obligations for the payment of principal, interest, fees, and other amounts and expenses) shall constitute obligations under the Loan Agreement and secured by the Collateral.

10.2 Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

10.3 The Loan Documents are hereby amended wherever necessary to reflect the changes described above.

10.4 Section 10.10 of the Loan Agreement applies to this Agreement mutandis mutatis.

10.5 This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BORROWER:

ONCE UPON A FARM, PBC

By:	/s/ John Foraker
Name: John Foraker
Title: Chief Executive Officer

[Signature Page to First Amendment to Credit Agreement]

ADMINISTRATIVE AGENT:

WESTERN ALLIANCE BANK

By:	/s/ Peter Haman
Name: Peter Haman
Title: Market Director

[Signature Page to First Amendment to Credit Agreement]

LENDER:

WESTERN ALLIANCE BANK,
as Issuing Lender, Swingline Lender and as a
Lender

By:	/s/ Peter Haman
Name: Peter Haman
Title: Market Director

[Signature Page to First Amendment to Credit Agreement]

SCHEDULE 1.1

COMMITMENTS

AND AGGREGATE EXPOSURE PERCENTAGES

DELAYED DRAW TERM LOAN COMMITMENTS

Lender	Delayed Draw Term Loan Commitment	Delayed Draw Term Loan Percentage
Western Alliance Bank	$18,000,000 (which shall increase to $30,000,000 at each Lender’s discretion on the Tranche 2 Milestone Date)	100.000000000%
Total	$18,000,000 (which shall increase to $30,000,000 at each Lender’s discretion on the Tranche 2 Milestone Date)	100.000000000%

REVOLVING COMMITMENTS

Lender	Revolving Commitment	Revolving Percentage
Western Alliance Bank	$65,000,000	100.000000000%
Total	$65,000,000	100.000000000%

L/C COMMITMENT

Lender	L/C Commitment	L/C Percentage
Western Alliance Bank	$5,000,000	100.000000000%
Total	$5,000,000	100.000000000%

SWINGLINE COMMITMENT

Lender	Swingline Commitment	Exposure Percentage
Western Alliance Bank	$0	100.000000000%
Total	$0	100.000000000%